Dear Shareholders of OXiGENE,

You will soon be receiving the proxy materials for the annual shareholder meeting of OXiGENE, Inc. which will take place on May 24, 2012 at our offices in South San Francisco.

While it would be welcome to have the opportunity for more personal interaction with shareholders, that is not always possible. I hope, however, that you will take the opportunity to review our SEC filings to get an update on our business. These documents are available on the OXiGENE website: www.oxigene.com. In this letter, I would like to offer you a summary of our key strategies and priorities.

In line with the goals and priorities we outlined several weeks ago when we reported our full year 2011 results, our activities in the first quarter of 2012 were primarily focused on strategies to advance our ZYBRESTAT clinical program in the orphan disease of anaplastic thyroid cancer (ATC). We believe that focusing on advancing our ATC program toward registration, while leveraging the market incentives for orphan indications, represents the most promising near-term opportunity for value creation for OXiGENE, the patients we serve and our shareholders.

At the same time that we are focusing efforts on advancing our ZYBRESTAT ATC program, we believe it is prudent to maintain a secondary focus on our ongoing programs in indications that could also represent meaningful opportunities in other orphan indications in the longer term. Through our relationship with cooperative groups, such as the Gynecologic Oncology Group, and other collaborations, we intend to maintain ongoing activity in these earlier stage clinical programs.

The three key strategies we are pursuing for ZYBRESTAT in ATC are the following.

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Broad outreach to the global clinical community of investigators who treat patients with ATC to secure their support and participation in our planned pivotal Phase 3 registration trial, which we call FACT 2.

•	Finalization of the clinical protocol for FACT 2, including completing a special protocol assessment with the FDA and strengthening our quality control procedures to support the study.

•	Securing sufficient funding to be able to conduct FACT 2, with the goal of initiating the study in the fourth quarter of this year.

We believe that we learned many useful lessons from the first FACT trial in ATC, which is one of the most aggressive and deadly tumors. Based on the strength of the FACT data which were presented at numerous scientific meetings in the US and abroad, we have received tremendous encouragement and support from the most experienced clinicians worldwide who are treating these patients. We are also finding ways to leverage social networking sites and advocacy groups specific to patients with ATC which we believe will help us to accelerate patient recruitment for the FACT 2 trial. We are discussing with the FDA ways to streamline the protocol to remove some of the barriers to entry that previously slowed patient accrual, which could enable us to conduct FACT 2 with greater speed and efficiency, and at a potentially lower per-patient cost, than our first FACT trial.

We are in the process of pursuing a special protocol assessment (SPA) with the FDA for the design and protocol for FACT 2. We have been actively engaged in that process throughout the first quarter of 2012, and have established what we believe to be a productive dialog with the agency. Our plan is to pursue the SPA to completion, which should provide us with a roadmap for the registration trial. Our initial assumptions are that only a single Phase 3 trial will be required for the NDA, dependent of course on the results from that trial being supportive of registration. Our protocol is based on anticipated enrollment of about 230 patients in a randomized, double-blind, placebo-controlled study, with a primary endpoint of overall survival and secondary endpoints of safety and one-year survival. Our goal remains to be in position to initiate the FACT 2 trial in the fourth quarter of this year; we anticipate that the trial could take three years to complete.

On the financing front, we have taken several important steps to shore up our cash position and achieve our goal of securing sufficient funds to pay for the FACT 2 Phase 3 study. Phase 3 clinical trials represent a necessary but costly investment in the process of advancing a product candidate toward review, and potentially approval, by the FDA and other health authorities around the world. Small companies, such as OXiGENE, must look to the capital markets and other funding sources to obtain these funds. If the outcome of the FACT 2 study were positive, it could pave the way for obtaining regulatory approval for ZYBRESTAT to treat patients with ATC, and would represent OXiGENE’s first commercial product. We think this would be a major value-creating event, and that it warrants committed investment.

As we have previously noted, we have put in place an at-the-market arrangement which enables us, in a controlled manner, to raise cash to fund our ongoing operations. We have used this financing instrument judiciously to fund our activities, and believe that it has been of significant utility to us. We have also put in place a purchase agreement with Lincoln Park Capital Fund which could provide us with up to $20 million in proceeds. The purchase agreement with Lincoln Park Capital is designed to help build the foundation for financing the FACT 2 trial, but without incurring significant immediate dilution. While utilization of the purchase agreement will require issuing additional shares to raise capital, we intend to do this in a controlled, prudent manner. We determine the timing as well as the amount of the shares issued to Lincoln Park, which provides a significant amount of flexibility in the use of this instrument.

The funding to be derived from the Lincoln Park facility could strengthen our ability to pursue FACT 2 as well as to continue to support our ongoing programs in other tumor types and earlier stage programs where ZYBRESTAT and OXi4503 have shown promise. While the Lincoln Park facility is not sufficient by itself to fully fund FACT 2, it represents a critically important funding source for OXiGENE which we intend to complement with additional financing opportunities. We are actively pursuing alternative financing sources, with the specific purpose of obtaining sufficient capital to conduct and complete the FACT 2 trial. We are hopeful of success in this endeavor, which would allow us to remain on track to initiate the trial before the end of the year.

Our commitment to pursuing the ZYBRESTAT ATC program is driven by our assessment of its therapeutic and commercial potential, and the promising clinical results we have generated to date. As you know, ATC is a very rare tumor that represents a significant unmet medical need for which there are no effective therapeutic options, and few if any competing development programs underway. Our market analysis of the commercial opportunity for ZYBRESTAT in ATC, especially given the advantages that accrue from its status as an orphan indication in the US and Europe, has convinced us that this program represents a large and accessible commercial opportunity for our company, which we could exploit either on our own or with a future partner.

We believe that securing sufficient funding to conduct the FACT 2 trial has the potential to re-invigorate discussions with potential pharmaceutical partners, so that is another reason we are focused on implementing financing strategies. Should we obtain the necessary resources to complete the FACT 2 trial and advance it to registration, we believe that we would also have sufficient time to prepare to commercialize the product by ourselves, should a partnership not prove feasible. Given the fact that we have established relationships with clinicians worldwide and with all the major centers that treat ATC patients, we believe that we would require a relatively small and affordable specialty marketing organization to support this product, and that we could build, support and manage that organization on our own.

As we move toward the mid-year point, we are optimistic that the strategies I have outlined today will be achievable, and that the pace of operations will significantly accelerate in the second half of 2012. We are a lean and streamlined organization, wholly committed to bringing important new therapeutics to patients with serious, unmet medical needs. Our concentration on small, niche, orphan indications, such as ATC, and including our other programs in ovarian cancer with ZYBRESTAT and AML with OXi4503, is consistent with this strategy of focusing on programs that may represent meaningful clinical breakthroughs for patients, significant commercial opportunities for our company and near-term value creating events for our investors.

We are continuing to collaborate with the Gynecologic Oncology Group as they conduct a Phase 2 trial in relapsed ovarian cancer. Interim data from this trial could be available in the second half of 2012, with final data that could provide a basis for advancing to Phase 3 later in 2013.

We are pleased to collaborate with the Leukemia and Lymphoma Society which is funding a Phase 1 investigator-sponsored trial of OXi4503 in AML. We anticipate seeing some initial data from this trial in late 2012 and final data in the first half of 2013.

We believe that these data, if they are positive, will provide additional evidence of the broad clinical utility of our VDA pipeline, and attract additional commercial interest from potential partners. That is our major reason to continue to invest at a low level in maintaining these promising programs, and establishing collaborations that offset our expenses and enable them to advance without significant direct cost to the company.

Thank you very much for your continued support.

Sincerely,

Peter Langecker, M.D., Ph.D.

President and Chief Executive Officer

Safe Harbor Statement

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements in this communication, which include the timing of advancement, outcomes, and regulatory guidance relative to our clinical programs and achievement of our business and financing objectives, may turn out to be wrong. Forward-looking statements can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to, the inherent risks of drug development and regulatory review, and the availability of additional financing to continue development of our programs.

Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE’s reports to the Securities and Exchange Commission, including OXiGENE’s reports on Form 10-K, 10-Q and 8-K. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.